Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-272180 on Form S-3 and Registration Statement No. 333-280053 on Form S-8 of our report dated February 27, 2026 relating to the financial statements of Virtus Investment Partners, Inc. and the effectiveness of Virtus Investment Partners, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Virtus Investment Partners, Inc. for the year ended December 31, 2025.
/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 27, 2026